Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2022 Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 26, 2021--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second quarter of fiscal 2022 and six months ended September 30, 2021.

Second quarter highlights:

  Loans outstanding of $1.39 billion, a 25.7% increase from the same quarter prior year
  Total revenues of $137.8 million, a 10.8% increase from the same quarter prior year
  Net income of $12.4 million, a $1.0 million decrease from $13.4 million in same quarter prior year
  Net income per diluted share of $1.94, a $0.02 decrease from $1.96 per share in same quarter prior year
  Significant decrease in net charge-off rate from same quarter prior year

Portfolio results

Gross loans outstanding increased to $1.39 billion as of September 30, 2021, a 25.7% increase from the $1.11 billion of gross loans outstanding as of September 30, 2020. During the quarter, gross loans outstanding increased 14.0% or $171.7 million, the largest growth and rate of growth during the second fiscal quarter in over a decade. During the quarter, we saw an increase in borrowing from new, current, and former customers as the economy continued to reopen and federal economic stimulus waned. We have seen increased demand from new customers each month and total new customer applications in the second quarter of fiscal 2022 surpassed the same quarter prior year by 88% and pre-pandemic levels of the second quarter of 2020 by 19%.

Our customer base increased by 5.0% year-over-year as of September 30, 2021, compared to a 21.3% decrease for the comparable period ended September 30, 2020. During the quarter ended September 30, 2021, the number of unique borrowers in the portfolio increased by 8.2% compared to a decrease of 3.7% during the quarter ended September 30, 2020. As a result of the expanded emphasis on our larger loan offerings, the average gross loan balance increased 5.7% from the period ended June 30, 2021, to $1,766; a 19.9% increase from the period ended September 30, 2020.

The following table includes the change in the volume of loan origination balances by customer type for the following comparative quarterly periods:

	Q2 FY 2022 vs. Q2 FY 2021	Q2 FY 2021 vs. Q2 FY 2020	Q2 FY 2022 vs. Q2 FY 2020
New Customers	137.3%	(40.0)%	42.3%
Former Customers	37.7%	4.8%	44.3%
Refinance Customers	12.1%	(10.6)%	0.2%

As of September 30, 2021, we had 1,202 branches open. For branches open throughout both periods, same store gross loans increased 27.5% in the twelve-month period ended September 30, 2021, compared to a 12.7% decrease for the twelve-month period ended September 30, 2020. For branches open throughout both periods, the customer base over the twelve-month period ended September 30, 2021, increased 6.3% compared to a 21.5% decrease for the twelve months ended September 30, 2020.

Three-month financial results

Net income for the second quarter of fiscal 2022 decreased by $1.0 million to $12.4 million compared to $13.4 million for the same quarter of the prior year. Net income per diluted share decreased to $1.94 per share in the second quarter of fiscal 2022 compared to $1.96 per share for the same quarter of the prior year. Net income was significantly impacted by an increase in growth related provision for credit losses.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 61,187 shares of its common stock on the open market at an aggregate purchase price of approximately $10.0 million during the second quarter of fiscal 2022. This follows a repurchase of 134,249 shares in the first fiscal quarter of 2022 at an aggregate purchase price of approximately $21.1 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 6.1 million common shares outstanding excluding approximately 0.6 million unvested restricted shares as of September 30, 2021. As of September 30, 2021, the Company has the ability, subject to board approval, to repurchase approximately $100.1 million of shares under the terms of its debt facilities.

Total revenues for the second quarter of fiscal 2022 increased to $137.8 million, a 10.8% increase from $124.4 million for the same quarter of the prior year. Interest and fee income increased 8.5%, from $108.9 million in the second quarter of fiscal 2021 to $118.1 million in the second quarter of fiscal 2022 due to an increase in loans outstanding. Insurance income increased by 28.6% to $13.8 million in the second quarter of fiscal 2022 compared to $10.7 million in the second quarter of fiscal 2021. The large loan portfolio increased from 39.8% of the overall portfolio as of September 30, 2020, to 47.6% as of September 30, 2021. This resulted in lower interest and fee yields but higher insurance sales during the second quarter of fiscal 2022. The sale of insurance products are limited to large loans in several of our states. Other income increased by 22.5% to $5.9 million in the second quarter of fiscal 2022 compared to $4.8 million in the second quarter of fiscal 2021. Sales of our motor club product increased by $2.1 million as sales opportunities increased, similar to our insurance products, with the increase in large loan originations.

Accounts 61 days or more past due increased to 5.0% on a recency basis at September 30, 2021, compared to 4.5% at September 30, 2020. Total delinquency on a recency basis increased to 8.9% at September 30, 2021, compared to 7.6% at September 30, 2020. Our allowance for credit losses as a percent of net loans receivable was 11.2% at September 30, 2021, compared to 13.4% at September 30, 2020. The increase in delinquency was expected given the increase in shorter tenured borrowers in recent months. The delinquency rates remain in line with historical delinquency rates as of the end of the second quarter.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The provision for credit losses increased $16.0 million, or 61.1%, to $42.0 million from $26.1 million when comparing the second quarter of fiscal 2022 to the second quarter of fiscal 2021. The provision increased during the quarter primarily due to significant loan growth during the quarter. CECL requires expected losses to be accrued at the time of origination. This increase was offset by a $3.9 million decrease in net charge-offs. Net charge-offs as a percentage of average net loans receivable on an annualized basis decreased from 14.5% in the second quarter of fiscal 2021 to 10.5% in the second quarter of fiscal 2022. The charge-off rate during the quarter benefited from the increased average tenure and reduced credit risk of customers in the portfolio as of June 30, 2021. We are experiencing lower losses on loans that were in the portfolio as of October 1, 2020, than initially predicted under our CECL methodology through September 30, 2021.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid growth of the portfolio during fiscal years 2019 and 2020, primarily in new customers, the gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding in the most recent quarter. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
09/30/2016	$273,189,656	$718,891,904	$992,081,560
09/30/2017	$291,973,107	$731,951,643	$1,023,924,750
09/30/2018	$359,527,657	$767,262,482	$1,126,790,139
09/30/2019	$456,470,161	$817,738,336	$1,274,208,497
09/30/2020	$363,394,115	$746,030,781	$1,109,424,896
09/30/2021	$455,201,848	$939,669,804	$1,394,871,652
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
9/30/2016	$(36,918,274)	$(37,730,200)	$(74,648,474)
9/30/2017	$18,783,451	$13,059,739	$31,843,190
9/30/2018	$67,554,550	$35,310,839	$102,865,389
9/30/2019	$96,942,504	$50,475,854	$147,418,358
9/30/2020	$(93,076,046)	$(71,707,555)	$(164,783,601)
9/30/2021	$91,807,733	$193,639,023	$285,446,756
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
9/30/2016	27.5%	72.5%
9/30/2017	28.5%	71.5%
9/30/2018	31.9%	68.1%
9/30/2019	35.8%	64.2%
9/30/2020	32.8%	67.2%
9/30/2021	32.6%	67.4%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent twelve months divided by the starting gross loan balance) indexed to the September 30, 2017, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 9/30/2017 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
9/30/2016	1.92	0.98	1.24
9/30/2017	1.57	0.78	1.00
9/30/2018	1.70	0.77	1.07
9/30/2019	1.78	0.80	1.15
9/30/2020	1.43	0.63	0.89

The decrease in overall charge-off rate over the last twelve months has been seen across tenure buckets, primarily driven by stronger performance relating to COVID-19 stimulus and unemployment benefits. The lower tenure bucket has also benefited from improved underwriting practices on new borrowers.

General and administrative (“G&A”) expenses decreased $0.3 million, or 0.4%, to $75.0 million in the second quarter of fiscal 2022 compared to $75.3 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 60.5% during the second quarter of fiscal 2021 to 54.4% during the second quarter of fiscal 2022. G&A expenses per average open branch increased by 2.2% when comparing the second quarter of fiscal 2022 to the second quarter fiscal 2021.

Personnel expense decreased $1.1 million, or 2.3%, during the second quarter of fiscal 2022 as compared to the second quarter of fiscal 2021. Salary expense decreased approximately $0.7 million, or 2.5%, in the quarter ended September 30, 2021, compared to the quarter ended September 30, 2020. Our headcount as of September 30, 2021, decreased 7.5% compared to September 30, 2020. Benefit expense increased approximately $0.4 million, or 4.4%, when comparing the quarterly periods ended September 30, 2021 and 2020. Incentive expense decreased $0.8 million, or 6.5%, in the second quarter of fiscal 2022 compared to second quarter of fiscal 2021.

Occupancy and equipment expense decreased $0.6 million or 4.3%, mostly due to a 2.6% decrease in average open branches when comparing the quarterly periods ended September 30, 2021 and 2020.

Advertising expense remained flat in the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021. The Company anticipated an increase in demand during the quarter and increased marketing accordingly. Marketing spend remained neutral as the Company shifted to lower cost channels.

Other expense increased $1.4 million in the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021.

Interest expense for the quarter ended September 30, 2021, increased by $0.8 million from the corresponding quarter of the previous year. Interest expense increased due to an increase in average debt outstanding offset by a 16.9% decrease in the effective interest rate from 6.1% to 5.1%. The average debt outstanding increased from $380.7 million to $523.4 million when comparing the quarters ended September 30, 2020 and 2021. The Company’s debt to equity ratio increased to 1.4:1 at September 30, 2021, compared to 1.2:1 at September 30, 2020. The Company had outstanding debt of $570.6 million as of September 30, 2021.

Other key return ratios for the second quarter of fiscal 2022 included a 8.6% return on average assets and a return on average equity of 22.4% (both on a trailing twelve-month basis).

Six-Month Results

Net income for the six-months ended September 30, 2021, decreased $0.7 million to $28.2 million compared to $28.9 million for the same period of the prior year. This resulted in net income of $4.38 per diluted share for the six months ended September 30, 2021, compared to $4.20 per diluted share in the prior year period. Total revenues for the first six-months of fiscal 2021 increased 7.7% to $267.5 million compared to $248.3 million during the corresponding period of the previous year due to an increase in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 16.4% during the first six-months of fiscal 2021 to 10.9% for the first six-months of fiscal 2022.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. In fiscal 2021, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://services.choruscall.com/mediaframe/webcast.html?webcastid=hLhmkzS6. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2021, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Revenues:
Interest and fee income	$118,113	$108,886	$227,288	$218,746
Insurance income, net and other income	19,714	15,555	40,197	29,562
Total revenues	137,827	124,441	267,485	248,308

Expenses:
Provision for credit losses	42,044	26,090	72,309	51,751
General and administrative expenses:
Personnel	45,746	46,833	91,978	91,455
Occupancy and equipment	12,935	13,515	26,542	26,697
Advertising	5,295	5,256	9,055	7,868
Amortization of intangible assets	1,246	1,286	2,460	2,668
Other	9,767	8,402	18,304	18,213
Total general and administrative expenses	74,989	75,292	148,339	146,901

Interest expense	6,714	5,893	12,215	11,455
Total expenses	123,747	107,275	232,863	210,107

Income before income taxes	14,080	17,166	34,622	38,201

Income taxes	1,641	3,767	6,411	9,293

Net income	$12,439	$13,399	$28,211	$28,908

Net income per common share, diluted	$1.94	$1.96	$4.38	$4.20

Weighted average diluted shares outstanding	6,413	6,853	6,434	6,890

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30, 2021	March 31, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$16,886	$15,746	$13,988
Gross loans receivable	1,394,827	1,104,746	1,109,366
Less:
Unearned interest, insurance and fees	(370,017)	(279,364)	(289,700)
Allowance for credit losses	(114,660)	(91,722)	(109,601)
Loans receivable, net	910,150	733,660	710,065
Operating lease right-of-use assets, net	88,197	90,056	95,335
Finance lease right-of-use assets, net	810	1,014	1,218
Property and equipment, net	25,067	25,326	24,692
Deferred income taxes, net	34,248	24,993	29,425
Other assets, net	35,544	31,422	26,123
Goodwill	7,371	7,371	7,371
Intangible assets, net	22,306	23,538	22,930
Assets held for sale	—	1,144	1,144
Total assets	$1,140,579	$954,270	$932,291

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$275,706	$405,008	$424,900
Senior unsecured notes payable, net	294,897	—	—
Income taxes payable	8,258	11,576	4,723
Operating lease liability	89,754	91,133	95,595
Finance lease liability	284	585	887
Accounts payable and accrued expenses	52,673	41,040	38,911
Total liabilities	721,572	549,342	565,016

Shareholders' equity	419,007	404,928	367,275
Total liabilities and shareholders' equity	$1,140,579	$954,270	$932,291

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS
(unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2021	2020	2021	2020

Gross loans receivable	$1,394,827	$1,109,366	$1,394,827	$1,109,366
Average gross loans receivable (1)	1,314,397	1,088,191	1,230,307	1,105,573
Net loans receivable (2)	1,024,810	819,666	1,024,810	819,666
Average net loans receivable (3)	965,588	805,346	908,381	821,808

Expenses as a percentage of total revenue:
Provision for credit losses	30.5%	21.0%	27.0%	20.8%
General and administrative	54.4%	60.5%	55.5%	59.2%
Interest expense	4.9%	4.7%	4.6%	4.6%
Operating income as a % of total revenue (4)	15.1%	18.5%	17.5%	20.0%

Loan volume (5)	801,487	647,024	1,555,696	1,110,507

Net charge-offs as percent of average net loans receivable on an annualized basis	10.5%	14.5%	10.9%	16.4%

Return on average assets (trailing 12 months)	8.6%	4.5%	8.6%	4.5%

Return on average equity (trailing 12 months)	22.4%	11.8%	22.4%	11.8%

Branches opened or acquired (merged or closed), net	(3)	(8)	(3)	(11)

Branches open (at period end)	1,202	1,232	1,202	1,232

(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800